Exhibit 10.7(3)

“CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACES WITH SEVEN ASTERISKS [*******], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL"

AMENDED AND RESTATED

MARKETING AGREEMENT AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made September 20, 2023,

BETWEEN

GREENFIRE RESOURCES OPERATING CORPORATION, a corporation

having an office in the City of Calgary, Alberta (“GROC”)

- and -

TRAFIGURA CANADA LIMITED, a corporation having an office in the City of Calgary, Alberta (“Trafigura”, and collectively with GROC, the “Parties”,

and either of them, a “Party”)

WHEREAS Greenfire Acquisition Corporation (“GAC”) and Trafigura Canada General Partnership (the “Trafigura Partnership”) entered into an amended and restated confirmation with attached “General Terms – Crude Oil Purchase Sale Agreement – Wellhead” dated September 17, 2021 (the “Marketing Agreement”);

AND WHEREAS effective as of January 31, 2022, Trafigura Partnership assigned all of its rights, title and interest in and to the Marketing Agreement to Trafigura;

AND WHEREAS on or about September 17, 2021, GAC completed an internal reorganization pursuant to which GAC amalgamated to form GROC (the “Reorganization”);

AND WHEREAS as a result of the Reorganization, GROC is now a party to the Marketing Agreement in place and stead of GAC;

AND WHEREAS GROC is a direct wholly-owned subsidiary of Greenfire Resources Inc. (“GRI”);

AND WHEREAS GRI has entered into a business combination agreement dated as of the date hereof, by and among GRI, M-3 Brigade Acquisition III Corp., Greenfire Resources Ltd. (“GRL”), DE Greenfire Merger Sub Inc. and 2476276 Alberta ULC (as it may be amended, supplemented or restated from time to time, the “Business Combination Agreement”);

AND WHEREAS on closing of the transactions contemplated in the Business Combination Agreement (the “BCA Transactions”) GRL will be the ultimate parent company of GRI;

AND WHEREAS the Parties amended the Marketing Agreement pursuant to a Marketing Agreement Amending Agreement dated December 14, 2022 (the “Amending Agreement”);

AND WHEREAS the Parties wish to evidence, in writing, their agreement to further amend the Marketing Agreement by amending and restating the Amending Agreement (the “Amended and Restated Amending Agreement”), as hereinafter set forth;

NOW THEREFORE in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by each of the Parties, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.01	Definitions

In this Amended and Restated Amending Agreement, including the recitals and this Clause, capitalized words and phrases shall have the meanings set forth in the Marketing Agreement unless context otherwise specifies or requires.

ARTICLE 2

AMENDMENT OF MARKETING AGREEMENT

2.01	Marketing Agreement Amended

Subject to and in accordance with the terms of this Amended and Restated Amending Agreement, the Marketing Agreement is hereby amended by:

(a)	deleting the provisions included under the heading “TERM” on page 1 of the Marketing Agreement in their entirety and replacing them with the following:

“April 1, 2021 to the earlier of: (a) April 1, 2026; and (b) in the event of a default (as contemplated by Section 4 of the attached General Terms) on the Early Termination Date as therein defined; provided that if at the Early Termination Date Buyer has provided, or agreed to provide, credit to Seller or an affiliate thereof, or Seller or an affiliate thereof otherwise has any Obligations1 to Buyer, then the Early Termination Date shall automatically be extended to the first date thereafter on which Buyer no longer provides, nor has agreed to provide, credit to Seller or any affiliate thereof and any and all Obligations of Seller or affiliate thereof to Buyer have been repaid in full on the terms and conditions thereof.”

(b)	deleting the following provision included under the heading “PURCHASE PRICE” on page 2 of the Marketing Agreement in its entirety:

“(a) a marketing fee of $[*******] (the “Base Fee”)”

and replacing it with the following:

“(a) a marketing fee of $[*******] (the “Base Fee”) on bitumen produced;

i.  in the case of barrels delivered to the Hangingstone Expansion Truck Rack (“HE”), the Purchase Price shall be reduced by a marketing fee of $[*******] on the Demo Bitumen barrels delivered; and Greenfire will also pay Trafigura a marketing fee of $[*******] for the diluent required to blend the delivered Demo Bitumen to pipeline specifications as determined by Enbridge Pipelines;”

(c)	deleting the following provisions included under the heading “INCENTIVE FEE AND ROYALTY” on page 3 of the Marketing Agreement in their entirety:

“The Royalty, if then payable in the circumstances, shall be applicable until the earlier of:

(a)	April 1, 2024, if the Term of this Agreement then ends;

(b)	the Early Termination Date;

(c)	36 months from October 1, 2021; and

(d)	the date upon which Buyer has received a total of CAD$[*******] (the”Cap”) in Royalty payments.”

and replacing them with the following:

The Royalty, if then payable in the circumstances, shall be applicable until the earlier of:

(a)	April 1, 2026, if the Term of this Agreement then ends;

(b)	the Early Termination Date;

(c)	60 months from October 1, 2021; and

(d)	the date upon which Buyer has received a total of CAD$[*******] (the”Cap”) in Royalty payments.”

(d)	deleting the following provisions included under the heading “INCENTIVE FEE AND ROYALTY” on page 3 of the Marketing Agreement in their entirety:

“In the event of a Change of Control of Seller, Buyer shall be entitled to receive the net present value, computed at a discount rate of 8%, of the Base Fee, Incentive Fee and Royalty (subject to the Cap) it would have received under the Financial Model prevailing at the time of the Change of Control (the “Change of Control Fee”), provided that the Base Fee shall not be included in the Change of Control Fee to the extent that the acquiror pursuant to such Change of Control assumes the obligations of Seller under this Agreement.

For the purposes hereof, “Change of Control” and “Financial Model” each has the meaning ascribed thereto in the Facility2.”

and replacing them with the following:

“In the event of a Change of Control of Seller, Buyer shall be entitled to receive the net present value, computed at a discount rate of 8%, of the Base Fee, Incentive Fee and Royalty (subject to the Cap) it would have received based on production from the Plant until the end of the Term assuming such production is the same as the average production over the last 12 calendar months prior to the time of the Change of Control (the “Change of Control Fee”), provided that the Base Fee shall not be included in the Change of Control Fee to the extent that the acquiror pursuant to such Change of Control assumes the obligations of Seller under this Agreement.

For the purposes hereof, “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of (i) the Seller, or (ii) GRL and its subsidiaries taken as a whole to any individual, corporation, company, body corporate, partnership, association, trust, unincorporated organization or other legal entity, executor, administrator or other legal representative (a “person”);

(2) the adoption of a plan relating to the liquidation or dissolution of either of the Seller or GRL; or

(3) the consummation of any transaction or series of transactions (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any person becomes the beneficial holder, directly or indirectly, of more than 50% of the votes attaching to any voting shares of GRL, measured by voting power rather than number of shares; or

(4) the consummation of any transaction or series of transactions (including, without limitation, any merger, amalgamation or consolidation) that results in GRL, no longer being the beneficial holder, directly or indirectly, of more than 50% of the votes attaching to any voting shares of Seller, measured by voting power rather than number of shares.”

(e)	adding the following provisions immediately following the current provision of Clause (f) under the heading “MISCELLANEOUS” on page 7 of the Marketing Agreement:

“In addition to the foregoing, if the Seller, Greenfire Resources Inc. (“GRI”), Greenfire Resources Ltd. (“GRL”), any parent or affiliate of Seller, GRI, GRL, or the publicly listed company resulting from the transactions contemplated by the business combination agreement dated as of December 14, 2022, by and among GRI, M-3 Brigade Acquisition III Corp., GRL, DE Greenfire Merger Sub Inc. and 2476276 Alberta ULC (each of Seller, GRI, GRL and such publicly listed company being a “Disclosing Party”) is required by applicable law or otherwise wishes to disclose the Agreement, including any amendment thereto, or any terms thereof, the Disclosing Party shall: (a) promptly inform Buyer a reasonable period of time prior to such disclosure of such potential disclosure, (b) provide Buyer a reasonable opportunity to review and comment (including with respect to any redactions that may be made in accordance with subparagraph (c) below) upon such disclosure (including review by Buyer’s internal and external counsel), which comments the Disclosing Party shall consider and incorporate to the extent reasonable, (c) limit the disclosures to only such information as is required by applicable law, provided that the Disclosing Party shall redact any information that could reasonably be considered commercially sensitive (including, without limitation, price, fees, charges, quantities, and other key commercial terms of the Marketing Agreement) (collectively, the “Restricted Information”), and (d) seek, at Buyer’s request, confidential treatment, protective order, or other appropriate remedy, as applicable (in the case of filings with the U.S. Securities and Exchange Commission (“SEC”), such action would be filing and pursuing a confidential treatment request with the SEC with respect to the Restricted Information).”

The foregoing amendments are to be effective as of and from the Effective Time (as such term is defined in the Business Combination Agreement). For certainty, the parties acknowledge and agree that the foregoing amendments shall be of no force and effect if the Business Combination Agreement is terminated in accordance with its terms.

2.02	Acknowledgement and Waiver of Reorganization

As of the date hereof, Trafigura hereby acknowledges that there was no Change of Control Fee payable by GROC to Trafigura under the Marketing Agreement as a result of the Reorganization and Trafigura hereby waives any right and releases any claim to a Change of Control Fee or any other type of payment or consideration by GROC under the Marketing Agreement as a result of the Reorganization.

2.03	Acknowledgment and Waiver of BCA Transactions

As of the date hereof, Trafigura hereby waives any right and releases any claim to a Change of Control Fee or any other type of payment or consideration by GROC to Trafigura under the Marketing Agreement as a result of the BCA Transactions.

ARTICLE 3

GENERAL

3.01	Ratification and Confirmation of Marketing Agreement

Except as modified by this Amended and Restated Amending Agreement, the terms of the Marketing Agreement are hereby ratified and confirmed, and from the date hereof, any reference to the Marketing Agreement shall be deemed a reference to the Marketing Agreement as amended by this Amended and Restated Amending Agreement.

3.02	Further Assurances

Each Party will, from time to time and at all times, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Amended and Restated Amending Agreement.

3.03	Governing Law

This Amended and Restated Amending Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Amended and Restated Amending Agreement.

3.04	Enurement

This Amended and Restated Amending Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, receiver-managers, successors and permitted assigns.

3.05	Counterpart Execution

This Amended and Restated Amending Agreement may be executed in separate counterparts and delivered by facsimile or other electronic transmission of a PDF document and each counterpart when so executed and delivered will be deemed to be an original, all of which when taken together will constitute one and the same instrument. Production of an originally-executed or electronic copy of each counterpart execution page will be sufficient to prove the execution and delivery of this Amended and Restated Amending Agreement. Any Party delivering this Amended and Restated Amending Agreement by electronic means undertakes to deliver, within a reasonable time, an executed original.

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IN WITNESS WHEREOF the Parties have executed this Amended and Restated Amending Agreement as of the date first written above.

GREENFIRE RESOURCES OPERATING CORPORATION	TRAFIGURA CANADA LIMITED

Per:	/s/ Robert Logan	Per:	/s/ Iain Singer
	Per: Robert Logan		Per: Iain Singer
	Title: President & CEO		Title: Director

This is a counterpart execution page attached to and made part of that Amended and Restated Amending Agreement dated September 20, 2023 between Greenfire Resources Operating Corporation and Trafigura Canada Limited.